CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes due 2020	$2,497,000,000	$290,151.40

Floating Rate Senior Notes due 2020	$400,000,000	$46,480.00

PROSPECTUS Dated November 19, 2014 PROSPECTUS SUPPLEMENT Dated November 19, 2014	Pricing Supplement No. 362 to Registration Statement No. 333-200365 Dated June 11, 2015 Rule 424(b)(2)
GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2020
Floating Rate Senior Notes Due 2020

We, Morgan Stanley, are offering the notes described below on a global basis.  We may not redeem the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2020 (the “fixed rate notes due 2020”) or the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2020 (the “floating rate notes due 2020”) prior to the maturities thereof.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of the fixed rate notes due 2020 in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes due 2020 in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

With respect to the fixed rate notes due 2020, we describe how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus.  With respect to the floating rate notes due 2020, we describe how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Fixed Rate Notes Due 2020		Floating Rate Notes Due 2020
Principal Amount:	$2,500,000,000	Principal Amount:	$400,000,000
Maturity Date:	June 16, 2020	Maturity Date:	June 16, 2020
Settlement Date		Settlement Date
(Original Issue Date):	June 16, 2015 (T+3)	(Original Issue Date):	June 16, 2015 (T+3)
Interest Accrual Date:	June 16, 2015	Interest Accrual Date:	June 16, 2015
Issue Price:	99.880%	Issue Price:	100.00%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Interest Rate:	2.800% per annum	Base Rate:	LIBOR
	(calculated on a 30/360 day	Spread (Plus or Minus):	Plus 0.98%
	count basis)	Index Maturity:	Three months
Interest Payment Period:	Semi-annual	Index Currency:	U.S. dollars
(continued on the next page)		(continued on the next page)

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MUFG

ABN AMRO	APTO PARTNERS, LLC
BANCA IMI	BBVA
CAPITAL ONE SECURITIES	DANSKE MARKETS INC.
FIFTH THIRD SECURITIES	ING
KEYBANC CAPITAL MARKETS	MISCHLER FINANCIAL GROUP, INC.
NABSECURITIES, LLC	NATIONAL BANK OF CANADA FINANCIAL MARKETS
NATIXIS	RBS
REGIONS SECURITIES LLC	SUNTRUST ROBINSON HUMPHREY
TD SECURITIES	US BANCORP

Fixed Rate Notes Due 2020 (continued)		Floating Rate Notes Due 2020 (continued)
Interest Payment Dates:	Each June 16 and December	Initial Interest Rate:	The Base Rate plus 0.98% (to be
	16, commencing December		determined by the Calculation
	16, 2015		Agent on the second London
Business Day:	New York		banking day prior to the
Business Day Convention:	Following unadjusted		Original Issue Date)
Minimum Denominations:	$1,000 and integral multiples	Interest Payment Period:	Quarterly
	of $1,000 in excess thereof	Interest Payment Dates:	Each March 16, June 16,
CUSIP:	61761JB32		September 16 and December 16,
ISIN:	US61761JB325		commencing September 16, 2015
Other Provisions:	None	Interest Reset Period:	Quarterly
		Interest Reset Dates:	Each Interest Payment Date
Interest Determination
		Dates:	The second London banking day
prior to each Interest Reset Date
		Reporting Service:	Reuters (Page LIBOR01)
		Business Day:	New York
		Calculation Agent:	The Bank of New York Mellon
(as successor to JPMorgan
Chase Bank, N.A. (formerly
known as JPMorgan Chase
Bank))
		Minimum Denominations:	$1,000 and integral multiples of
$1,000 in excess thereof
		CUSIP:	61761JB40
		ISIN:	US61761JB408
		Other Provisions:	None

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On June 11, 2015, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of  99.530%, plus accrued interest, if any, for the fixed rate notes due 2020 and at a net price of 99.65%, plus accrued interest, if any, for the floating rate notes due 2020, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed rate notes due 2020 equals the stated issue price of 99.880% , plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the fixed rate notes due 2020 and the purchase price for the floating rate notes due 2020 equals the stated issue price of 100.00%,  plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes due 2020.

Name	Principal Amount of Fixed Rate Notes Due 2020	Principal Amount of Floating Rate Notes Due 2020
Morgan Stanley & Co. LLC	$1,800,000,000	$288,000,000
Mitsubishi UFJ Securities (USA), Inc.	250,000,000	40,000,000
ABN AMRO Securities (USA) LLC	25,000,000	4,000,000
APTO Partners, LLC	25,000,000	4,000,000
Banca IMI S.p.A.	25,000,000	4,000,000
BBVA Securities, Inc.	25,000,000	4,000,000
Capital One Securities, Inc.	25,000,000	4,000,000
Danske Markets Inc.	25,000,000	4,000,000
Fifth Third Securities, Inc.	25,000,000	4,000,000
ING Financial Markets LLC	25,000,000	4,000,000
KeyBanc Capital Markets Inc.	25,000,000	4,000,000
Mischler Financial Group, Inc.	25,000,000	4,000,000
nabSecurities, LLC	25,000,000	4,000,000
National Bank of Canada Financial Inc.	25,000,000	4,000,000
Natixis Securities Americas LLC	25,000,000	4,000,000
RBS Securities Inc.	25,000,000	4,000,000
Regions Securities LLC	25,000,000	4,000,000
SunTrust Robinson Humphrey, Inc.	25,000,000	4,000,000
TD Securities (USA) LLC	25,000,000	4,000,000
U.S. Bancorp Investments, Inc.	25,000,000	4,000,000
Total	$2,500,000,000	$400,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities (USA), Inc. (one of the managers), holds an approximately 22% interest in Morgan Stanley.  This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and Mitsubishi UFJ Securities (USA), Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Banca IMI S.p.A. is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.